UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 18, 2008

Geospatial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-04066	87-0554463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

229 Howes Run Road, Sarver, PA 16055

(Address of principal executive offices)

(724) 353-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2008, Geospatial Holdings, Inc. (the “Company”) entered into Amendment No. 3 to that certain Exclusive License and Distribution Agreement (the “Agreement”) with Reduct NV (“Reduct”), a company organized and existing under the laws of Belgium, and Delta Networks Limited SA (“Delta”), a company incorporated under the laws of Luxembourg and owner of all outstanding capital stock of Reduct, under which the Company (i) agreed to extend the payment due date for certain payments owed by the Company to Reduct; (ii) agreed to restructure certain other payments owed by the Company to Reduct; (iii) granted an option to purchase 500,000 shares of the Company’s common stock to Delta; and (iv) agreed to work in good faith with Reduct and Delta to draft and execute mutually acceptable agreements pursuant to which the Company will acquire Reduct through a purchase of one hundred percent of its outstanding capital stock (the “Acquisition”) from Delta. The initial target closing date for the Acquisition is June 15, 2009, but that date may be extended subject to certain conditions described in the Agreement. Reduct is an international technology company, based in Belgium, which is developing technologies in the field of underground pipeline mapping. Reduct’s patent-pending DuctRunner Smart Probe Pipeline Mapping Technology is a gyroscope-based inertial measurement system designed to create accurate, economical three-dimensional maps of all types of underground pipelines, including water, sewer, electrical, telecom, and oil & gas pipelines.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPATIAL HOLDINGS, INC.

By:	/s/ Thomas R. Oxenreiter
Name:	Thomas R. Oxenreiter
Title:	Chief Financial Officer

Date: December 22, 2008